As filed with the Securities and Exchange Commission on April 11, 2005

                                                Registration No. 333-________

 ============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                          _________________________

                                   FORM S-3

                           REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                          _________________________

                      HALLMARK FINANCIAL SERVICES, INC.
            (Exact name of registrant as specified in its charter)

             Nevada                                       87-0447375
 (State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                               777 Main Street
                                  Suite 1000
                           Fort Worth, Texas 76102
                                (817) 348-1600
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)
                         ____________________________

                               Mark E. Schwarz
                               Chairman and CEO
                      Hallmark Financial Services, Inc.
                               777 Main Street
                                  Suite 1000
                           Fort Worth, Texas 76102
                                (817) 348-1600
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ____________________________

                                  Copies to:
                              Steven D. Davidson
                      McGuire, Craddock & Strother, P.C.
                              3550 Lincoln Plaza
                                 500 N. Akard
                              Dallas, Texas 75201
                                (214) 954-6800
                        ______________________________

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this registration statement.
                          _________________________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

 ============================================================================
                                        Proposed Maximum
                                       Aggregate Offering       Amount Of
   Title of Shares to be Registered         Price(1)         Registration Fee
 ----------------------------------------------------------------------------

 Common Stock, par value $.03 per
 share, issuable upon exercise of
 nontransferable rights                  $45,000,000(2)         $5,296.50

 ============================================================================

 (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
 (2) Represents the gross proceeds from the assumed exercise of all nontransferable rights issued.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED APRIL __, 2005

 PROSPECTUS

                      Hallmark Financial Services, Inc.

                      50,000,000 Shares of Common Stock


      Our Board of Directors has declared a dividend of rights to purchase our common stock to holders of record as of April 20, 2005. Through this prospectus, we are offering the shares of common stock that rights holders may purchase upon exercising such subscription rights.

      You received one right for each share of common stock you owned on the record date of April 20, 2005. Each right will entitle you to purchase 1.37 shares of our common stock at a subscription price of $0.90 per share.

      The rights are currently exercisable and will expire if they are not exercised by 5:00 p.m., Dallas, Texas time, on ________, 2005. We may extend the period for exercising the rights in our sole discretion. If you want to exercise your rights, you must submit your subscription documents to us before the expiration date. Rights that are not exercised by the expiration date will expire and will have no value.

      The proceeds from the exercise of rights will be used for working capital and general corporate purposes.

      Shares of our common stock are traded on the American Stock Exchange Emerging Company Marketplace under the symbol "HAF.EC." On ________, 2005, the last reported sales price for our common stock was $_____ per share.

      AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _______________________


                 The date of this prospectus ________, 2005.

                             TABLE OF CONTENTS


                                                                 Page
                                                                 ----

 Questions and Answers about this Offering...............

 Risk Factors............................................

 Our Company.............................................

 Strategic Initiatives...................................

 Use of Proceeds and Capitalization......................

 Price Range of Common Stock.............................

 The Offering............................................

 Material United States Federal Income Tax Consequences..

 Plan of Distribution....................................

 Legal Matters...........................................

 Experts.................................................

 Material Changes........................................

 Where You Can Find More Information.....................

 Forward-Looking Statements..............................


      You should rely only on the information in this prospectus and the additional information described under the heading "Where You Can Find More Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and the additional information described under the heading "Where You Can Find More Information" were accurate on the date on the front cover of the prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                  QUESTIONS AND ANSWERS ABOUT THIS OFFERING

      This section highlights information contained elsewhere or incorporated by reference in this prospectus. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common stock. You should read this entire prospectus carefully.


 Q: What are we offering in this prospectus?

 A: Our Board of Directors has declared a dividend of nontransferable subscription rights to purchase shares of our common stock to each of our stockholders of record on April 20, 2005. Through this prospectus, we are offering the shares of common stock that holders of rights may purchase upon exercise of their rights.


 Q: Who may participate in this offering?

 A: Only holders of record of our common stock as of April 20, 2005, are entitled to participate in this offering. Any attempt to participate in this offering by anyone that was not a holder of record of our common stock on such date will be null and void.


 Q: What is a subscription right?

 A: Each subscription right is a right to purchase 1.37 shares of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.


 Q: What is the basic subscription privilege?

 A: The basic subscription  privilege of each right entitles you to  purchase
    1.37 shares of our common stock at a subscription price of $0.90 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares or pay cash in place of fractional shares, but we will round down the aggregate number of shares you are entitled to receive to the nearest whole number.


 Q: What is the over-subscription privilege?

 A: We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription privilege provides stockholders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription privilege, the over-subscription privilege of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.


 Q: How long will the subscription period last?

 A: You  will  be  able to  exercise  your subscription  rights  only  during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Dallas, Texas time, on ________, 2005, your subscription rights will expire. We may, in our sole discretion, decide to extend this offering until some later time. If we extend the expiration date, we will give oral or written notice to the subscription agent on or before such expiration date, followed by a press release no later than 9:00 a.m., Dallas, Texas time, on the next business day after the previously scheduled expiration date.


 Q: Am I required to subscribe in this offering?

 A: No.


 Q: What happens if I choose not to exercise my subscription rights?

 A: You will retain your current number of shares of common stock even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of our common stock that you own may decrease. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and the other stockholders exercise your rights.


 Q: How do I exercise my subscription rights?

 A: You may exercise your subscription rights by properly completing and signing your rights certificate and delivering it, with full payment of the subscription price for the shares you are subscribing (including any over-subscription privilege), to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Offering - Guaranteed Delivery Procedures."


 Q: What should I do if I want to exercise my subscription rights but my shares are held in the name of my broker, custodian bank or other nominee?

 A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this offering but you have not received this form.


 Q: What should I do if I want to exercise my subscription rights and I am a stockholder in a foreign country or in the armed services?

 A: The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., Dallas, Texas time, on ________, 2005, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration date, your rights will expire.


 Q: Will  I be  charged a sales  commission or  a fee  by Hallmark  Financial
    Services if I exercise my subscription rights?

 A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.


 Q: What are the United States federal income tax consequences of exercising my subscription rights as a holder of common stock?

 A: A holder of common stock generally will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights. We urge you to consult your own tax advisor with respect to the particular tax consequences of this offering to you. See "Material United States Federal Income Tax Consequences."


 Q: How many shares may I purchase?

 A: You will receive one nontransferable subscription right for each share of common stock that you owned at the close of business on April 20, 2005, the record date. Each right contains the basic subscription privilege and the over-subscription privilege. Each basic subscription privilege entitles you to purchase 1.37 shares of our common stock for $0.90 per share. Fractional shares will be eliminated by rounding down the aggregate number of shares you are entitled to receive to the nearest whole number. See "The Offering - Subscription Privileges - Basic Subscription Privilege." The over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully exercise your basic subscription privilege. See "The Offering - Subscription Privileges - Over-Subscription Privilege."


 Q: When will I receive certificates for the shares purchased in this offering?

 A: We  will  issue  certificates  representing  shares  purchased  in   this
    offering to you or to the Depository Trust Company on your behalf, as the case may be, as soon as practicable after the expiration of the subscription period and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., Dallas, Texas time, on the third business day after the expiration date, which is the latest time by which rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Offering - Guaranteed Delivery Procedures."


 Q: If this offering is not completed, will my subscription payment be refunded to me?

 A: Yes.   The subscription agent will hold all  funds it receives in  escrow until completion of this offering. If this offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.


 Q: How was the subscription price established?

 A: The subscription price  was established by our board of directors and  is equal to the book value of our common stock as of December 31, 2004. Other factors considered in setting the subscription price included the historic and current market price of our common stock, the historic volatility of the market price of our commmon stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for equity capital, alternatives available to us for raising equity capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, and the level of risk to our investors.


 Q: Are there risks in exercising my subscription rights?

 A: Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment in Hallmark Financial Services. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 5.


 Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

 A: No. Once you send in your rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price. See "The Offering - No Revocation."


 Q: May I transfer my subscription rights if I do not want to purchase any shares?

 A: No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your rights. However, subscription rights will be transferable to affiliates of the recipient and by operation of law (for example, upon death of the recipient).


 Q: Why is Hallmark Financial Services engaging in this offering?

 A: The  purpose of this  offering is to  strengthen the financial  condition and underwriting capacity of our company sufficiently to enhance the structure and broaden the scope of our operations. The $45.0 million in new equity capital to be raised in this offering, together with $30.0 million in proceeds from new debt sought to be obtained, will be used as working capital for our business and general corporate purposes. We have initiated the regulatory process necessary to consolidate the underwriting of all of our personal lines business (i.e., non-standard automobile insurance) into one insurance subsidiary and to convert our other personal lines insurance subsidiary to a commercial lines insurance carrier. We believe the infusion of this additional working capital and realignment of our insurance operations will (i) permit us to write and retain additional personal lines business, (ii) permit us to directly write commercial lines business presently being sold as agent for a third party insurer, and (iii) enable both insurance subsidiaries to achieve more favorable financial strength ratings from A.M. Best. See "Strategic Initiatives." However, we cannot assure that these objectives will be achieved.


 Q: What is the board of directors' recommendation regarding this offering?

 A: Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of this offering and our company.


 Q: How many shares of our common stock will be outstanding after this offering?

 A: As of April 20, 2005, we had __________ shares of common stock issued and outstanding. We expect to issue 50,000,000 shares in this offering. After this offering, we anticipate that we will have __________ shares of common stock outstanding.


 Q: Will the  new shares be initially listed  on the American Stock  Exchange
    Emerging Company Marketplace and treated like other shares?

 A: Yes.   Our  common  stock  is  traded  on  the  American  Stock  Exchange
    Emerging Company Marketplace under the symbol "HAF.EC." We expect that the shares of common stock issued in this offering will also be listed on the AMEX Emerging Company Marketplace under the same symbol.


 Q: Can the board of directors withdraw this offering?

 A: Yes.  Our board of directors may decide to withdraw this offering at  any time for any reason. If we withdraw this offering, any money received from subscribing stockholders will be refunded promptly, without interest. See "The Offering - Withdrawal and Amendment."


 Q: What should I do if I have other questions or need assistance?

 A: If you  have  questions  or  need  assistance,  please  contact  Mark  J.
    Morrison, our Chief Financial Officer, or Securities Transfer Corporation, the subscription agent for this offering, at the following addresses and telephone numbers:


                               Mark J. Morrison
                      Hallmark Financial Services, Inc.
                         777 Main Street, Suite 1000
                           Fort Worth, Texas  76102
                                (817) 348-1600

                                      or

                       Securities Transfer Corporation
                        2591 Dallas Parkway, Suite 102
                             Frisco, Texas  75034
                                (469) 633-0101

   For a more complete description of this offering, see "The Offering" beginning on page 14.


                                 RISK FACTORS

      The exercise of your subscription rights for shares of our common stock involves a high degree of risk. You should carefully consider the following factors and other information presented or incorporated by reference in this prospectus before deciding to invest in our common stock. If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

 Risks Relating to Our Business:
 ------------------------------

 Our results may fluctuate as a result of cyclical changes in the property-casualty insurance industry.

      All of our revenue is attributable to property-casualty insurance, which as an industry is cyclical in nature and has historically been characterized by soft markets followed by hard markets. A soft market is a period of relatively high levels of price competition, less restrictive underwriting standards and generally low premium rates. A hard market is a period of capital shortages resulting in lack of insurance availability, relatively low levels of competition, more selective underwriting of risks and relatively high premium rates. Although the industry has recently experienced increased premium rates and more selective underwriting of risks, this trend has begun to moderate. Therefore, we cannot assure that our current favorable underwriting results will continue.


 Our industry is very competitive, which may unfavorably impact our results of operations.

      The property-casualty insurance industry, our sole source of revenue, is highly competitive and, except for regulatory considerations, there are very few barriers to entry. As of July 22, 2004, A.M. Best Company, Inc. reported that there were 3,107 property and casualty insurance companies and 1,980 property and casualty insurance groups operating in the United States. In the personal lines markets we compete with large national insurance companies such as Allstate, State Farm, and Progressive, as well as a large number of regional insurance companies and managing general agents. In the commercial lines markets we compete with large national carriers such as Hartford, St. Paul Travelers, Zurich and Safeco, as well as a number of regional insurance companies and managing general agents. Our competition includes entities which have, or are affiliated with entities that have, greater financial and other resources than our company.


 Estimating reserves is inherently uncertain and if our loss reserves are not adequate, it will have an unfavorable impact on our results.

      We maintain loss reserves to cover estimated liabilities for unpaid losses and loss adjustment expenses for reported and unreported claims incurred as of the end of each accounting period. Reserves represent management's estimates of what the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on management's assessment of facts and circumstances then known, as well as estimates of future trends in claim severity, frequency, judicial theories of liability, and other factors. These variables are affected by both internal and external events, such as changes in claim handling procedures, inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable in advance. Additionally, there may be a significant reporting lag between the occurrence of an event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because settling reserves is inherently uncertain, we cannot assure that the current reserves will prove adequate.

      During 2004 and 2003, loss and loss adjustment expense reserves were decreased $1.2 million and increased $0.5 million, respectively, for prior accident years. These adjustments represented, as compared to beginning of year loss and loss adjustment expense reserves, a 5.6% decrease in 2004 and a 5.5% increase in 2003.


 If companies that have provided our reinsurance do not pay all of our claims against them, we could incur losses.

      Prior to April 1, 2003, we purchased reinsurance by ceding (i.e., transferring) part of the risk we had assumed to a reinsurance company in exchange for part of the premium we received in connection with the risk. Although this arrangement made the reinsurer liable to us to the extent of the risk ceded to the reinsurer, it did not relieve us of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers for claims arising under policies issued prior to April 1, 2003. Since all of the policies subject to such reinsurance were for terms of one year or less, our exposure to unpaid reinsurance claims is diminishing. Nonetheless, we cannot assure that our reinsurers will pay all of our remaining reinsurance claims or that they will pay such reinsurance claims on a timely basis.


 Catastrophic losses and the lack of reinsurance may adversely affect our results of operations, liquidity and financial condition.

      Property-casualty insurance companies are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail storms, explosions, severe winter weather and fires and may include man-made events, such as the September 11, 2001 terrorist attacks on the World Trade Center. The incidence, frequency, and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

      One purpose of reinsurance is to mitigate the impact of catastrophic losses by ceding a portion of the risk to the reinsurer. Prior to April 1, 2003, we reinsured a portion of the risk under each policy underwritten by us, and from April 1, 2003, to October 1, 2004, we only assumed a portion of the risk for each policy produced by us and another insurer directly assumed the balance of the risk. Effective October 1, 2004, we began retaining 100% of the risk on all insurance policies underwritten by us. Therefore, we are exposed to the full risk of any catastrophic or other losses incurred under our policies issued after October 1, 2004.


 Our results may be unfavorably impacted if the Commercial Lines Group loses its general agency appointment prior to our qualification to underwrite commercial insurance.

      Our Commercial Lines Group is appointed as a general agent by Clarendon National Insurance Company, which is our sole general agency appointment. The general agency agreement with Clarendon began in 2001 and is continuous until cancelled. Under the terms of the agreement, Clarendon is required to provide at least 120 days notice prior to canceling the contract. We are presently pursuing regulatory approval to directly underwrite commercial insurance. If Clarendon canceled the general agency agreement prior to approval of our license to underwrite commercial insurance, we would lose substantial revenue unless we were able to enter into a new general agency agreement with a different insurance company. In light of our pending application to underwrite commercial insurance, it is unlikely that we would be able to enter into such an agreement with another insurer on favorable terms, if at all.


 We are subject to comprehensive regulation, and our results may be unfavorably impacted by these regulations.

     We are subject to comprehensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than the stockholders and other investors of the insurance companies. These regulations, generally administered by the department of insurance in each state in which we do business, relate to, among other things;

      * Approval of policy forms and rates,

      * Standards of solvency (including risk based capital measurements developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify inadequately capitalized insurance companies),

      * Licensing of insurers and their agents,

      * Restrictions on the nature, quality and concentration of investments,

      * Restrictions on the ability of our insurance company subsidiaries to pay dividends,

      * Restrictions on transactions between the insurance company subsidiaries and their affiliates,

      * Requiring certain methods of accounting,

      * Periodic examinations of operations and finances,

      * Prescribing the form and content of records of financial condition to be filed, and

      * Requiring reserves for unearned premium, losses and other purposes.

      State insurance departments also conduct periodic examinations of the affairs of insurance companies and require filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons, including violations of regulations. Changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse affect on our operations.


 State statutes limit the aggregate amount of dividends that our subsidiaries may pay us, thereby limiting our funds to pay expenses and dividends.

      We are a holding company and a legal entity separate and distinct from our insurance company subsidiaries and our non-insurance company subsidiaries. As a holding company without significant operations of our own, our principal sources of funds are dividends and other funds from our subsidiaries. State insurance laws limit the ability of our insurance company subsidiaries to pay dividends and require the insurance companies to maintain specified levels of statutory capital and surplus. These restrictions affect the ability of the insurance company subsidiaries to pay dividends and use their capital in other ways. Our right to participate in any distribution of assets of the insurance company subsidiaries is subject to prior claims of policyholders and creditors (except to the extent that our right, if any, as a creditor is recognized). Consequently, our ability to pay debts, expenses and cash dividends to our stockholders may be limited.

      The maximum dividend that can be paid by American Hallmark Insurance Company of Texas without prior regulatory approval is limited to the greater of 10% of policyholders' surplus as of the end of the preceding calendar year or the statutory net income for the preceding calendar year. The maximum dividend which may be paid during 2005 without prior regulatory approval is $1.5 million.

      The maximum dividend that can be paid by Phoenix Indemnity Insurance Company without prior regulatory approval is limited to the lesser of 10% of policyholders' surplus as of the end of the preceding calendar year or net investment income for the preceding calendar year. The maximum dividend which may be paid during 2005 without prior regulatory approval is $0.8 million.

      As of December 31, 2004, there was $0.6 million in cash at the holding company level. The operating cash requirements of the holding company, including all current debt obligations of the holding company, are anticipated to be adequately funded from dividends, management fees and other permitted payments from our subsidiaries.


 Our insurance company subsidiaries are subject to minimum capital and surplus requirements. Failure to meet these requirements could subject us to regulatory action.

      Our insurance company subsidiaries are subject to minimum capital and surplus requirements imposed under the laws of Texas and Arizona. Any failure by one of the insurance company subsidiaries to meet minimum capital and surplus requirements imposed by applicable state law will subject it to corrective action, which may include examination and issuance of a corrective order by the applicable state insurance department, adoption of a comprehensive financial plan, revocation of its license to sell insurance products or placing the subsidiary under state regulatory control. Any new minimum capital and surplus requirements adopted in the future may require us to increase the capital and surplus of our insurance company subsidiaries which we may not be able to do.

      As of December 31, 2004, American Hallmark Insurance Company of Texas and Phoenix Indemnity Insurance Company had statutory capital and surplus that exceeded the minimum policyholders' surplus required by state regulators by 477% and 836%, respectively.


 The loss of key executives could disrupt our business.

      Our success will depend in part upon the continued service of certain key executives, including Mark E. Schwarz, our Chairman, President and Chief Executive Officer; Mark J. Morrison, our Executive Vice President and Chief Financial Officer; Brookland F. Davis, the President of our Personal Lines Group; Kevin T. Kasitz, the President of our Commercial Lines Group; and Jeffrey R. Passmore, our Senior Vice President and Chief Accounting Officer. We do not have employment agreements with any of Messrs. Schwarz, Morrison, Davis, Kasitz or Passmore. We do not have key person insurance on the lives of any of Messrs. Schwarz, Morrison, Davis, Kasitz or Passmore. Our success will also depend on our ability to attract and retain additional executives and personnel. The loss of key personnel could cause disruption in our business.


 Adverse securities market conditions can have a significant and negative impact on our investment portfolio.

      Our results of operations depend in part on the performance of our invested assets. As of December 31, 2004, 89.6% of our investment portfolio was invested in fixed maturity securities. Certain risks are inherent in connection with fixed maturity securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. In general, the fair market value of a portfolio of fixed income securities increases or decreases inversely with changes in market interest rates, while net investment income realized from future investments in fixed income securities increases or decreases along with interest rates. In addition, some of our fixed income securities have call or prepayment options. This could subject us to reinvestment risk should interest rates fall or issuers call their securities and we reinvest proceeds at lower interest rates. We attempt to mitigate this risk by investing in securities with varied maturity dates, so that only a portion of the portfolio will mature at any point in time. Furthermore, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. The fair value of our fixed income securities as of December 31, 2004 was $30.8 million. If market interest rates were to change 1%, (e.g. from 5% to 6% or from 5% to 4%), the fair value of our fixed income securities would change approximately $1.5 million as of December 31, 2004. The change in fair value was determined using duration modeling assuming no prepayments.

      Since 2003, we have classified our investment portfolio as "available for sale." A classification of "available for sale" means that changes in the fair market value of our securities are reflected in our other comprehensive income section of stockholders' equity. Fluctuations in the fair market value of fixed income securities may greatly reduce the value of our investment portfolio and, as a result, our financial condition may suffer. Although we maintain an investment grade portfolio of fixed income securities (8.6% U.S. government or U.S. government agencies, 74.1% municipals and 17.3% other), our fixed income securities are also subject to credit risk. If any of the issuers of our fixed income securities suffer financial setbacks, the ratings on the fixed income securities could fall (with a concurrent fall in market value) and, in a worst case scenario, the issuer could default on its obligations. Because of the classification of investments as available for sale, future changes in the fair market value of our securities will be reflected in other comprehensive income. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our shareholders' equity, total comprehensive income and/or cash flows.


 Since we are reliant on independent agents to market our products, their failure to do so would have a material adverse effect on our results of operations.

      We principally market our insurance programs through independent insurance agents. As a result, our business depends in large part on the marketing efforts of these agents and on our ability to offer insurance products and services that meet the requirements of our agents and their customers. The agents, however, are not obligated to sell or promote our products and many sell or promote competitors' insurance products in addition to our products. The failure or inability of insurance agents to market our insurance products successfully could have a material adverse impact on our business, financial condition and results of operations.

      During 2004, the top 10 independent agency groups produced 21%, and no individual agency group produced more than 4%, of the total premium volume of the Personal Lines Group. During 2004, the top 10 independent agency groups produced 32%, and no individual agency group produced more than 7%, of the total premium volume of the Commercial Lines Group.


 Mark E. Schwarz, our Chairman, President and Chief Executive Officer, through his affiliation with Newcastle Partners, L.P., has the ability to exert significant influence over our operations and may have interests that differ from those of our other stockholders.

      Newcastle Partners, L.P. beneficially owns approximately 63.4% of our common stock (including exercisable options) prior to this offering. If no stockholders other than Newcastle exercise their subscription rights, Newcastle will purchase all of the shares in this offering, thereby increasing its beneficial ownership to approximately 84.5%. Mark E. Schwarz has sole investment and voting control over the shares beneficially owned by Newcastle and thus has the ability to exert significant influence over our policies and affairs, including the election of our board of directors and the approval of any action requiring a stockholder vote (e.g., amending our Articles of Incorporation or Bylaws, approving mergers or selling substantially all of our assets). The interests of Mark E. Schwarz and Newcastle may differ from the interests of our other stockholders in some respects and Mark E. Schwarz and Newcastle may take action adverse to our other stockholders.


 Risks Relating to Our Strategic Initiatives:
 -------------------------------------------

 The failure to obtain regulatory approvals could preclude the realignment of our insurance operations and our direct underwriting of commercial insurance.

      Our ability to consolidate the underwriting of all of our non-standard automobile insurance into one insurance subsidiary and to convert our other personal lines insurance subsidiary to a commercial lines insurance carrier is dependent upon the approval of our license applications by the insurance departments of the various states in which we operate. The denial of our license application in one or more states could impair or preclude our ability to realign our insurance operations and directly underwrite commercial insurance. In such event, we might not be able to achieve all of the objectives for which this offering was intended.


 An inability to borrow additional funds on satisfactory terms could undermine the implementation of our future operating strategy.

      In order to fully fund our growth strategy, we intend to incur $30.0 million in new debt in addition to the $45.0 million in equity capital to be provided by this offering. If we are unable to borrow such funds, we will be unable to fully implement the future operating plans our management has developed. If the terms of any such borrowing are less favorable than presently anticipated, our results of operations could be adversely affected.


 The failure to achieve and maintain more favorable financial strength ratings could negatively impact our ability to compete successfully.

      Third party rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. Financial strength ratings are used by agents and clients as an important means of assessing the financial strength and quality of insurers. A.M. Best, a nationally recognized insurance industry rating service and publisher, has advised us that, if we successfully implement our strategic initiatives, they will upgrade the financial strength rating of the resulting personal lines carrier, Phoenix Indemnity Insurance Company, from "B (Fair)" to "B+ (Very Good)", and will upgrade the financial strength rating of the resulting commercial lines carrier, American Hallmark Insurance Company of Texas, from "B (Fair)" to "A- (Excellent)".

      To achieve these improved ratings, we must raise $45.0 million in equity capital from this offering, incur an additional $30.0 million in new indebtedness and realign our insurance operations into one personal lines carrier subsidiary and one commercial lines carrier subsidiary (including obtaining required regulatory approvals). To maintain these ratings, the capitalization and operating performance of our insurance subsidiaries must be consistent with projections provided to A.M. Best. Our failure to achieve and maintain these improved ratings from A.M. Best could adversely affect our ability to sell insurance policies and inhibit us from competing effectively.

      The financial strength ratings assigned by rating agencies to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations and are not directed toward the protection of investors. These ratings are not recommendations to buy, sell or hold any security and are not applicable to the securities being offered by this prospectus.


 Our failure to effectively convert policyholders in connection with the realignment of our insurance operations could adversely affect our results of operations.

      In order to achieve one of the primary objectives of our strategic initiatives, our approximately 150 independent agents presently marketing commercial insurance on behalf of Clarendon National Insurance Company must successfully convert their customers to policies underwritten by American Hallmark, our newly authorized commercial lines carrier. If we do not effectively transition these policyholders to American Hallmark, our realigned commercial lines subsidiaries may not achieve the anticipated growth, or may suffer a decline, in premiums written, which could have a material adverse impact on our results of operations.


 Risks Relating to this Offering:
 -------------------------------

 The subscription price per share is not an indication of our value and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

      The subscription price per share is equal to the book value of our common stock as of December 31, 2004, which does not necessarily bear any relationship to the market value of our assets or to our operations, cash flows, earnings, financial condition or other established criteria for value. As a result, you should not consider the subscription price as an indication of the current market value of our company or our common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.


 This offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

      The subscription price per share equals _____% of the current market price of our common stock (based on the average closing price of our common stock on the AMEX for the five trading days ending ________, 2005). This discount, together with the number of shares we will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering.


 As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock.

      If you do not exercise your subscription rights and shares are purchased by other stockholders in this offering, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. For example, if you own 365,000 shares of our common stock before this offering, or approximately 1.0% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, then your percentage ownership would be reduced to approximately 0.4%. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you exercise your subscription rights.


 Once you exercise your subscription rights, you may not revoke such exercise even if there is a decline in our common stock price.

      The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

 You may not revoke the exercise of your rights even if we extend the expiration date of the subscription period.

      We may, in our sole discretion, extend the expiration date of the subscription period. During any potential extension of time, our common stock price may decline below the subscription price and result in a loss on your investment from the exercise of rights to acquire shares of our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.


 You will not receive interest on subscription funds returned to you.

      If we cancel this offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.


 The subscription rights are not transferable and there is no market for the subscription rights.

      You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.


 Because we may terminate this offering, your participation in the offering is not assured.

      Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend this offering. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.


 You need to act promptly and follow subscription instructions to avoid your subscription being rejected.

      Stockholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Dallas, Texas time, on the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning such errors or to correct an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.


 Risks Relating to Our Common Stock:
 ----------------------------------

 Our common stock is volatile and the value of any investment in our common stock may fluctuate.

      The market price for our common stock has been, and is likely to continue to be, highly volatile. The market for our common stock is subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

      * current expectations of our future revenue and earnings growth rates;

      * changes in market valuations of similar companies;

      * conditions or trends in the industry;

      * general market and economic conditions; and

      * other events or factors that are unforeseen.

      Our common stock has traded on the American Stock Exchange's Emerging Marketplace under the symbol "HAF.EC" since January 6, 1994. During the past two years, the price per share of our common stock has ranged from a low of $0.31 to a high of $____. See "Price Range of Common Stock."


 Since we do not intend to pay dividends on shares of our common stock in the foreseeable future, an investor will only see a return on his investment if the value of the shares appreciates.

      We currently expect to retain our future earnings, if any, for use in the operation of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. Therefore, an investor will only see a return on his investment if the value of our common stock appreciates.


                                 OUR COMPANY

      We engage in the sale of property and casualty insurance products. Our business presently involves (i) marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico,
 (ii) marketing commercial insurance in Texas, New Mexico, Idaho, Oregon and Washington on behalf of a third party commercial carrier, (iii) affiliate and third party claims administration, and (iv) other insurance related services. Our principal executive offices are located at 777 Main Street, Suite 1000, Fort Worth, Texas 76102, and our telephone number is (817) 348-1600.

      The Company pursues its business activities through integrated insurance groups handling non-standard personal automobile insurance (the "Personal Lines Group") and commercial insurance (the "Commercial Lines
 Group"). The current components of the Personal Lines Group are a Texas domiciled property and casualty insurance company, American Hallmark Insurance Company of Texas; an Arizona domiciled property and casualty insurance company, Phoenix Indemnity Insurance Company; a managing general agency, American Hallmark General Agency, Inc.; and an affiliate and third party claims administrator, Hallmark Claims Services, Inc. The current components of the Commercial Lines Group are a managing general agency, Hallmark General Agency, Inc., and a third party claims administrator, Effective Claims Management, Inc.


                            STRATEGIC INITIATIVES

      Our management has developed a strategic plan intended to enhance our opportunities for profitable growth. The primary elements of this strategic plan are (i) the infusion of additional working capital, (ii) the realignment and expansion of our insurance operations, and (iii) the enhancement of our financial strength ratings. Our management believes that the successful implementation of these and other related initiatives will position us to increase gross premium written, reduce reliance on reinsurance, pursue geographic expansion, withstand soft market conditions and explore strategic acquisitions. However, we cannot assure that all elements of our strategic plan will be successfully completed or that any of the desired objectives will be attained.

      This offering is a part of the first element of this strategic plan. The successful completion of this offering will add approximately $45.0 million to our working capital. In addition, our management is presently evaluating alternatives for a $30.0 million private debt issuance to further enhance working capital sufficiently to achieve the desired financial strength ratings. This new indebtedness could be in the form of trust preferred securities, senior or subordinated notes, surplus notes or bank term loans, or could be comprised of any combination of these debt vehicles. However, the structure and terms of this new indebtedness have not yet been finalized. Therefore we cannot assure that we will conclude this placement of debt instruments on acceptable terms.

      We have filed applications with insurance regulators in Texas, New Mexico, Idaho, Oregon and Washington to obtain a certificate of authority for American Hallmark, as an admitted property and casualty company, to underwrite commercial insurance policies similar to those presently marketed by our Commercial Lines Group. Upon approval of these applications and completion of our equity and debt working capital infusions, we intend to consolidate the underwriting of all of our non-standard automobile insurance in Phoenix and begin directly underwriting commercial insurance through American Hallmark. As a result, American Hallmark would become a component of our Commercial Lines Group. However, we cannot assure that the necessary regulatory approval can be timely obtained or that we will successfully implement the realignment of our insurance operations.

      Our management believes that enhancing the financial strength ratings of our insurance subsidiaries is critical to fully achieving the objectives of our strategic plan. Our management has presented this strategic plan to A.M. Best and has been advised that, conditioned upon the infusion of $75.0 million in additional working capital (of which at least approximately $37.2 million must be equity in order to satisfy the required debt to capital ratio) and the realignment of our insurance operations pursuant to our strategic plan, they will upgrade the financial strength rating of the resulting personal lines carrier, Phoenix Indemnity Insurance Company, from "B (Fair)" to "B+ (Very Good)", and will upgrade the financial strength rating of the resulting commercial lines carrier, American Hallmark Insurance Company of Texas, from "B (Fair)" to "A- (Excellent)". In order to maintain these ratings, the capitalization and operating performance of our insurance subsidiaries must be consistent with projections provided to A.M. Best. We cannot assure that we will satisfy the conditions to obtain and maintain these improved financial strength ratings.


                      USE OF PROCEEDS AND CAPITALIZATION

      We intend to use the $45.0 million in gross proceeds from the exercise of subscription rights in this offering as working capital for our business and general corporate purposes. The following table sets forth a summary of our capitalization on an historical basis as of December 31, 2004, and should be read in conjunction with our financial statements and the notes thereto incorporated by reference into this prospectus. The table also summarizes our capitalization on a pro forma basis assuming the addition of the net proceeds of this offering (after estimated expenses) and a $30.0 million private debt placement. See "Strategic Initiatives."

                                                   As of December 31, 2004
                                                   -----------------------
                                                   Actual        Pro Forma
                                                   ------        ---------
                                               (in thousands)  (in thousands)
 Debt:
   Short-term debt ..........................   $         -     $         -
   Long-term debt ...........................             -          30,000
                                                 ----------      ----------
      Total debt.............................   $         -     $    30,000
                                                 ==========      ==========
 Stockholders' equity:
   Common stock, $.03 par value, authorized
   100,000,000 shares, issued 36,856,610
   shares (pro forma 86,856,610 shares)......   $     1,106     $     2,606
   Capital in excess of par value ...........        19,647          63,037
   Retained earnings ........................        13,103          13,103
   Accumulated other comprehensive income
   (loss) ...................................          (759)           (759)
   Treasury stock, 379,319 shares, at cost...          (441)           (441)
                                                 ----------      ----------
      Total stockholders' equity.............   $    32,656     $    77,546
                                                 ==========      ==========

 Total capitalization........................   $    32,656     $   107,546
                                                 ==========      ==========


                         PRICE RANGE OF COMMON STOCK

      Our common stock has traded on the American Stock Exchange Emerging Company Marketplace under the symbol "HAF.EC" since January 6, 1994. On ________, 2005, the closing price of our common stock was $____ per share. The following table shows the high and low sales prices of our common stock on the AMEX for the periods indicated.

      Period                                    High Sale     Low Sale

      2003:
      ----
      First Quarter                             $    0.75    $    0.50
      Second Quarter                                 0.95         0.65
      Third Quarter                                  1.15         0.31
      Fourth Quarter                                 0.80         0.50

      2004:
      ----
      First Quarter                             $    0.79    $    0.45
      Second Quarter                                 0.90         0.60
      Third Quarter                                  1.20         0.75
      Fourth Quarter                                 1.40         0.75

      2005:
      ----
      First Quarter                             $    1.60    $    1.11
      Second Quarter (through __________)            ____         ____


      On April 20, 2005, there were _____ record holders and approximately _____ beneficial holders of our common stock.

      We have never paid dividends on our common stock and we intend to continue this policy for the foreseeable future in order to retain earnings for development of our business.


                                 THE OFFERING

      Our Board of Directors has proposed that we attempt to raise equity capital through this offering to all of our stockholders and to use the proceeds from the subscription of such rights for working capital purposes. The Board declared a dividend of rights to purchase our common stock to holders of record as of April 20, 2005. Through this prospectus, we are offering the shares of common stock that rights holders may purchase upon exercising such subscription rights.


 Reasons for this Offering

      In approving this offering, our Board of Directors carefully considered our need for additional working capital to implement our strategic plan. The Board recognized that satisfying A.M. Best's conditions for upgrading the financial strength ratings of our insurance subsidiaries would require the infusion of at least $75.0 million in new capital. The Board further considered the requirement of A.M. Best that debt represent 35% or less of our total capitalization. Based on these and other factors, our Board determined that we should attempt to raise $45.0 million in additional equity capital and incur an additional $30.0 million in new debt. If we are successful in completing both this offering and the private placement of $30.0 million in debt instruments, our pro forma ratio of debt to total capitalization as of December 31, 2004 will be approximately 27.9%. See "Use of Proceeds and Capitalization."

      In approving this offering, the Board also considered the substantial dilution of the ownership percentage of our current stockholders which would result from a private placement of our common stock. While the ownership percentage of some of our current stockholders may decrease as a result of this offering, the Board recognized that the magnitude of this dilution would be subject to, and dependent upon, the decision of each stockholder whether to exercise their subscription rights for additional shares of our common stock in this offering. After weighing these and other factors, our Board believes that this offering is the best alternative for raising equity capital and is in the best interests of our company and our stockholders. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.


 Subscription Rights

      Basic Subscription Privilege. We distributed to the holders of record of our common stock, at the close of business on April 20, 2005, at no charge, one nontransferable subscription right for each share of our common stock they own. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to purchase
 1.37 shares of our common stock. You are not required to exercise any or all of your subscription rights.

      If the exercise of your subscription rights would result in your receipt of fractional shares, the aggregate number of shares issued to you will be rounded down to the nearest whole number. You will not receive cash in lieu of fractional shares.

      Over-Subscription Privilege. Subject to the allocation described below, each subscription right also grants the holder an over-subscription privilege to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.

      If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription privilege bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription privilege. However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription privileges.

      As soon as practicable after the expiration date, Securities Transfer Corporation, acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the over-
 subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.


 Subscription Price

      The subscription price under the subscription rights is $0.90 per share of common stock subscribed. The subscription price per share is equal to the book value of our common stock as of December 31, 2004, which is approximately ___% of the current market price of our common stock (based on the average closing price of our common stock on the AMEX for the five trading days ending ________, 2005). The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.


 Determination of Subscription Price

      Our board of directors set all of the terms and conditions of this offering, including the subscription price. In establishing the subscription price, our board of directors considered the book value of our common stock and various other factors, including the historic and current market price of our common stock, the historic volatility of the market price of our commmon stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for equity capital, alternatives available to us for raising equity capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, and the level of risk to our investors.

      After taking these factors into account, our Board determined that the book value of our common stock as of December 31, 2004, represented a fair subscription price. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of our company or our common stock. We cannot assure that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price. On ________, 2005, the closing sale price of our common stock was $____ per share.


 Expiration Date, Extensions and Termination

      You may exercise your subscription right at any time before 5:00 p.m., Dallas, Texas time, on ________, 2005, the expiration date for this offering. However, we may extend the offering period for exercising your subscription rights from time to time in our sole discretion. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will expire and become null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the expiration date, regardless of when you transmitted the documents, unless you have timely transmitted the documents under the guaranteed delivery procedures described below.

      We have the sole discretion to extend the expiration date from time to time by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this offering, we will issue a press release announcing the extension no later than 9:00 a.m., Dallas, Texas time, on the next business day after the most recently announced expiration date.


 Withdrawal and Amendment

      We reserve the right to withdraw or terminate this offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

      We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

      * mail notice of the amendment to all stockholders of record as of the record date;

      * extend the expiration date by at least 10 days; and

      * offer all subscribers no less than 10 days to revoke any subscription already submitted.

      The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.


 Method of Subscription - Exercise of Subscription Rights

      You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., Dallas, Texas time, on ________, 2005, the date on which the rights expire:

      * your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

      * full payment of the subscription price for each share subscribed for under your basic subscription privilege and your over-subscription privilege.

 You should carefully read and follow the instructions accompanying the rights certificate.


 Signature Guarantee May be Required

      Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

      * your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

      * you are an eligible institution.


 Delivery of Subscription Materials and Payment

      You  should  deliver  your  rights  certificate  and  payment  of   the
 subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by mail, by hand or by overnight courier to:

                       Securities Transfer Corporation
                        2591 Dallas Parkway, Suite 102
                             Frisco, Texas  75034

      The subscription agent's telephone number is  (469) 633-0101.

      You are responsible for the method of delivery of your rights certificate with your subscription price payment to the subscription agent. If you send your rights certificate and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this offering expires.

      Do not send your rights certificate or subscription price payment to us. Your delivery to an address other than the address set forth above will not constitute valid delivery.


 Method of Payment

      Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing (including any exercise of your over-subscription privilege) by either:

      * check or bank draft (cashier's check) drawn upon a U.S. bank or money order payable to the subscription agent; or

      * wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at Wells Fargo Bank Texas, N.A., ABA # 111900659, Account #__________, Account Name:
        Securities Transfer Corporation Trust Account for Hallmark Financial Services.


 Receipt of Payment

      Your payment will be considered received by the subscription agent only upon:

      * receipt and clearance of any uncertified check,

      * receipt by the subscription agent of any certified check or bank draft drawn upon a United States bank, any money order or any funds transferred by wire transfers, or

      * receipt of good funds in the subscription agent's account designated above.

      Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.


 Calculation of Subscription Rights Exercised

      If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.


 Your Funds Will be Held by the Subscription Agent Until Shares of Common Stock are Issued

      The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you. If this offering is not completed, or we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return promptly, without interest, all excess subscription payments.


 No Revocation

      Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this offering will expire.


 Non-transferability of the Subscription Rights

      Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

      Notwithstanding the foregoing, you may transfer your rights to any of your affiliates. Your rights also may be transferred by operation of law. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. As used in this paragraph, an affiliate means any person (including a partnership, corporation or other legal entity such as a trust or estate) which controls, is controlled by or is under common control with you. If your rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration date of this offering.


 Issuance of Stock Certificates

      Stock certificates for shares purchased in this offering will be issued as soon as practicable after the expiration date. Our subscription agent will deliver subscription payments to us only after consummation of this offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise on your rights certificate, shares purchased by the exercise of subscription rights will be registered in the same name as the person exercising the rights.


 Guaranteed Delivery Procedures

      If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate to the subscription agent on or before the offering expiration date, you may exercise your subscription rights by the following guaranteed delivery procedures:

      * deliver your subscription price payment in full for each share you subscribed under your subscription privileges in the manner set forth in "- Method of Payment" to the subscription agent on or prior to the expiration date;

      * deliver the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Rights Certificates" distributed with your rights certificates, at or prior to the expiration date; and

      * deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

      Your Notice of Guaranteed Delivery must be delivered in substantially the form provided with the "Instructions as to Use of Rights Certificates" which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

      In your Notice of Guaranteed Delivery, you must state:

      * your name;

      * the number of subscription rights represented by your rights certificates and the number of shares of our common stock for which you are subscribing (and over-subscribing); and

      * your guarantee that you will deliver to the subscription agent any rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

      You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under "- Delivery of Subscription Materials and Payment." Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission to (469) 633-0088. To confirm facsimile deliveries, you may call (469) 633-0101.

      Please call Mark J. Morrison, our Executive Vice President and Chief Financial Officer, at (817) 348-1600, to request any additional copies of the form of Notice of Guaranteed Delivery you may need.


 Determinations Regarding the Exercise of Your Subscription Rights

      We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we may decide, in our sole discretion.

      Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

      If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect after 5:00 p.m., Dallas, Texas time, on ________, 2005. We will not consider an exercise to be made until all defects have been cured or waived.


 Notice to Bankers, Trustees or Other Depositaries

      If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others at the close of business on the record date, you should notify the respective beneficial owners of such shares of this offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the accounts of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your offering materials.


 Notice to Beneficial Owners

      If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

 Shares of Common Stock Outstanding after this Offering

      Upon the issuance of the shares of common stock offered in this offering, __________ shares of our common stock will be issued and outstanding. This would represent approximately a 137% increase in the number of issued and outstanding shares of our common stock.


 Effects of Offering on our Stock Option Plans and Other Plans

      As of December 31, 2004, there were outstanding options to purchase 1,358,500 shares of our common stock granted by us. None of the outstanding options have anti-dilution or other provisions to adjust the exercise price or number of shares which will be automatically triggered by this offering. Each outstanding option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise price as before this offering.


 Subscription Agent

      We have appointed Securities Transfers Corporation as subscription agent for this offering. We will pay the fees and certain expenses of the subscription agent, which we estimate will total approximately $5,000. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this offering.


 Fees and Expenses

      Other than fees charged by the subscription agent, you are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.


 Other Matters

      We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

      We will not be required to issue to you shares of common stock pursuant to this offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.


 No Board Recommendation

      An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their subscription rights.


 If You Have Questions About Exercising Rights

      If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the "Instructions as to Use of Rights Certificates" or the "Notice of Guaranteed Delivery," you should contact Mark J. Morrison, our Executive Vice President and Chief Financial Officer, or the subscription agent at the following addresses and telephone numbers:

                               Mark J. Morrison
                      Hallmark Financial Services, Inc.
                         777 Main Street, Suite 1000
                           Fort Worth, Texas  76102
                          Telephone:  (817) 348-1600

                                      or

                       Securities Transfer Corporation
                        2591 Dallas Parkway, Suite 102
                             Frisco, Texas  75034
                          Telephone:  (469) 633-0101



            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of the material U.S. federal income tax consequences of (i) the dividend by us of subscription rights to holders of common stock that hold such stock as a capital asset for federal income tax purposes, and (ii) the exercise of such rights. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's domiciliary administration, and the nationality and residency of the domiciliary's personal representative.

      This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders of options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

      We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the distribution of the rights or the related share issuance. The following summary does not address the tax consequences of the distribution of the rights or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION OF THE RIGHTS OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

      The federal income tax consequences for a holder of common stock on the receipt of subscription rights and the exercise of such rights are as follows:

      * A holder will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights.

      * Except as provided in the following sentence, the tax basis of the subscription rights received by a holder will be zero. If either
        (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder irrevocably elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received will include the holder's holding period for the common stock with respect to which the subscription rights were received. We believe that the fair market value of the subscription rights will not exceed 15% of the fair market value of the common stock to which the subscription rights relate.

      * A holder that allows the subscription rights received to expire will not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights.

      * A holder will not recognize any gain or loss upon the exercise of the subscription rights.

      * The tax basis of the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the subscription rights as described above.

      * The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.


                             PLAN OF DISTRIBUTION

      We are offering the shares of our common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Securities Transfer Corporation is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying shares of common stock. Therefore, we anticipate that the role of our officers and employees in this offering will be limited to:

      * Responding to inquiries of potential purchasers, provided the response is limited to information contained in the registration statement of which this prospectus is a part; and

      * Ministerial and clerical work involved in effecting transactions pertaining to the sale of the common stock underlying the rights.

      We intend to distribute and deliver this prospectus by hand or by mail only, and not by electronic delivery. Also, we intend to use printed prospectuses only, and not any other forms of prospectus.

      We have distributed to the holders of record of our common stock at the close of business on April 20, 2005, at no charge, one nontransferable subscription right for each share of our common stock they own. Each subscription right is a right to purchase 1.37 shares of our common stock and carries with it a basic subscription privilege and an over-subscription privilege. The basic subscription privilege of each right entitles you to purchase 1.37 shares of our common stock at a subscription price of $0.90 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares or pay cash in lieu of fractional shares, but will round down the aggregate number of shares you are entitled to receive to the nearest whole number.

      We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders.

      If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription privilege bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription privilege. However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription privileges.

      As soon as practicable after the expiration date, Securities Transfer Corporation, acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

      We will pay Securities Transfer Corporation, the subscription agent, a fee of approximately $5,000 plus expenses, for its services in connection with this offering. We also have agreed to indemnify the subscription agent under certain circumstances from any liability it may incur in connection with this offering.

      We expect that shares of our common stock issued upon the exercise of subscription rights will be traded on the American Stock Exchange Emerging Company Marketplace under the symbol "HAF.EC," the same symbol under which our currently outstanding shares of common stock now trade.


                                LEGAL MATTERS

      The validity of the shares of common stock offered hereby, and the description in this prospectus of the U.S. federal income tax consequences of this offering, will be passed upon for us by McGuire, Craddock & Strother, P.C., Dallas, Texas.


                                   EXPERTS

      The consolidated financial statements of Hallmark Financial Services, Inc. as of December 31, 2004 and 2003, and for each of the years in the two-year period ended December 31, 2004, appearing in our annual report on Form 10-K for the year ended December 31, 2004, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein. The audit report covering the 2004 and 2003 consolidated financial statements refers to the January 1, 2003 adoption of the prospective method provisions for stock-based employee compensation. The financial statements incorporated in this Prospectus by reference to the annual report on Form 10-K for the two-year period ended December 31, 2004 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Hallmark Financial Services, Inc. for the year ended December 31, 2002, appearing in our annual report on Form 10-K for the year ended December 31, 2004, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in their report thereon included therein. The financial statements incorporated in this Prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                     WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this website at http://www.sec.gov. Our common stock is listed on the American Stock Exchange Emerging Company Marketplace. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

      The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 0-16090 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

      * our annual report on Form 10-K for the year ended December 31, 2004,

      * our current report on Form 8-K, filed on  March 31, 2005, and

      * the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 8, 1992, including all amendments and reports filed for purposes of updating such description.

      This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of our company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

      You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                      Hallmark Financial Services, Inc.
                         777 Main Street, Suite 1000
                           Fort Worth, Texas 76102
                      Attention:  Mark J. Morrison, CFO
                          Telephone: (817) 348-1600


                         FORWARD-LOOKING STATEMENTS

      We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

      * statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words, and

      * other statements about matters that are not historical facts.

      We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors" on page 5. Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.


                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 14.  Other Expenses of Issuance and Distribution.

      The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission registration fee and the AMEX listing fee. Hallmark Financial Services, Inc. will pay all of such expenses.


      Securities and Exchange Commission registration fee    $  5,296.50
      AMEX listing fee ..................................      45,000.00
      Printing and engraving expenses ...................       1,000.00
      Accounting fees and expenses ......................      20,000.00
      Legal fees and expenses ...........................      30,000.00
      Subscription Agent fees and expenses ..............       5,000.00
      Miscellaneous .....................................       3,703.50
                                                              ----------
           Total ........................................    $110,000.00
                                                              ==========


 Item 15.  Indemnification of Directors and Officers.

      The Nevada General Corporation Law ("NGCL") provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless (1) such act or omission constituted a breach of his fiduciary duties as a director or officer, and
 (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, against any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation so long as such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      The NGCL further provides that indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The NGCL provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The registrant's articles of incorporation provide that the directors and officers will not be personally liable to the registrant or its stockholders for monetary damages for breach of their fiduciary duty as a director or officer, except for liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NGCL. The registrant's bylaws and contractual arrangements with certain of its directors and officers provide that the registrant is required to indemnify its directors and officers to the fullest extent permitted by law. The registrant's bylaws and these contractual arrangements also require the registrant to advance expenses incurred by a director or officer in connection with the defense of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the registrant. The registrant's bylaws also permit the registrant to purchase and maintain errors and omissions insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The registrant does not presently maintain any such errors and omissions insurance for the benefit of its directors and officers.


 Item 16.  Exhibits.

 Exhibit # Description
 --------- -----------
 3.1 Articles of Incorporation of the registrant, as amended (incorporated by reference to Exhibit 3(a) to the registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).

 3.2 By-Laws of the registrant, as amended (incorporated by reference to Exhibit 3(b) to the registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).

 3.3 Amendment of Article VII of the Amended and Restated Bylaws of Hallmark Financial Services, Inc., adopted July 19, 2002 (incorporated by reference to Exhibit 10(b) to the registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

 4.1 Specimen certificate for Common Stock, $.03 par value, of the registrant (incorporated by reference to Exhibit 4 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1991).

 5.1*      Opinion of McGuire, Craddock & Strother, P.C.

 23.1*     Consent of KPMG LLP.

 23.2*     Consent of PricewaterhouseCoopers LLP.

 23.3* Consent of McGuire, Craddock & Strother, P.C. (included in opinion filed as Exhibit 5.1).

 24.1*     Power of Attorney (included on signature page hereto).

 99.1*     Form of Instructions as to Use of Rights Certificates.

 99.2*     Form of Notice of Guaranteed Delivery for Rights Certificate.

 99.3*     Form of Letter to Security Holders Who Are Record Holders.

 99.4* Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.

 99.5*     Form of Letter to Clients of Security Holders Who Are Beneficial
           Holders.

 99.6*     Form of Nominee Holder Certification Form.

 99.7*     Substitute Form W-9 for Use with the Rights Offering.

 99.8*     Form of Beneficial Owner Election Form.

 99.9* Subscription Agency Agreement between Hallmark Financial Services, Inc. and Securities Transfer Corporation.

 ________________________

 * Filed herewith


 Item 17.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 11th day of April, 2005.


                                    HALLMARK FINANCIAL SERVICES, INC.


                               By:  /s/ Mark E. Schwarz
                                    ----------------------------------------
                                    Mark E. Schwarz, Chairman, President and
                                    Chief Executive Officer


                              POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark E. Schwarz, Chairman, President and Chief Executive Officer, and Mark J. Morrison, Executive Vice President and Chief Financial Officer, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in his name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

 Signature                    Title                           Date
 ---------                    -----                           ----

 /s/ Mark E. Schwarz          Chairman, President, Chief      April 7, 2005
 -------------------------    Executive Officer and
 Mark E. Schwarz              Director (principal
                              executive officer)


 /s/ Mark J. Morrison         Executive Vice President and    April 7, 2005
 -------------------------    Chief Financial Officer
 Mark J. Morrison             (principal financial officer)


 /s/ Jeffrey R. Passmore      Senior Vice President and       April 7, 2005
 -------------------------    Chief Accounting Officer
 Jeffrey R. Passmore          (principal accounting officer)


 /s/ Scott T. Berlin          Director                        April 7, 2005
 -------------------------
 Scott T. Berlin


 /s/ James C. Epstein         Director                        April 7, 2005
 -------------------------
 James C. Epstein


 /s/ James H. Graves          Director                        April 7, 2005
 -------------------------
 James H. Graves


 /s/ George R. Manser         Director                        April 7, 2005
 -------------------------
 George R. Manser